UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2005

DITECH COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-26209	94-2935531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 E. Middlefield Road

Mountain View, Ca. 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 623-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

Ditech Communications Acquires Jasomi Networks

On June 30, 2005, Ditech Communications Corporation (“Ditech”), a Delaware corporation, acquired privately-held Jasomi Networks, Inc., a Delaware corporation (“Jasomi”).  The acquisition was accomplished by merging a wholly-owned subsidiary of Ditech with Jasomi, resulting in Jasomi becoming a wholly-owned subsidiary of Ditech.

The stockholders of Jasomi received from Ditech approximately $10.7 million in cash, plus $7.0 million in non-transferable convertible notes.  The convertible notes were divided into two tranches with principal amounts of $3.0 million (the “1st Debentures”) and $4.0 million (the “2nd Debentures” and together with the 1st Debentures, the “Debentures”).  In addition, Ditech deposited with an escrow agent $2.0 million in cash held in escrow for two years, which will be paid out to the former stockholders of Jasomi after two years, less any amounts necessary to indemnify Ditech for breaches of representations, warranties and covenants in the Agreement.  The former holders of Jasomi stock will also be entitled to receive any future payments that an affiliate of Jasomi becomes obligated to make to Jasomi, if any.

Ditech issued to the employees of Jasomi and an affiliate of Jasomi who remained as employees of Jasomi or became employees of Ditech or an affiliate of Ditech restricted stock and restricted stock units for an aggregate of 423,267 shares of Ditech common stock.

The 1st Debentures either mature or convert into Ditech common stock one year or, at the election of the holder, two years from the closing date.  The 2nd Debentures either mature or convert into Ditech common stock at the election of the holder two years from the closing date.   The conversion price of the Debentures is $9.8448.  Also, the Debentures accrue simple interest at an annual rate of 5%, payable upon maturity or conversion.  However, under the terms of the Agreement, the principal amounts of the Debentures are reduced if and when a specified number of designated employees leave Ditech by the end of the first or second years after the closing date.  Further, Ditech will be indemnified in the event of breaches of representations and warranties and covenants, by reduction in the principal amount of the Debentures or from the cash escrow.

The acquisition will be accounted for under purchase accounting and will be reported as part of Ditech’s Fiscal 2006 first quarter operating results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DITECH COMMUNICATIONS CORPORATION

Dated: July 7, 2005	By:	/s/ William J. Tamblyn
William J. Tamblyn
Executive Vice President and Chief Financial Officer